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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-_________), pertaining to the 2000 Non-Qualified Stock Option Plan of WMS Industries, Inc. and the related resale prospectus, of our report, dated August 10, 2000, with respect to the consolidated financial statements and schedule of WMS Industries Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2000 filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Experts" in the related resale prospectus of WMS Industries Inc.



                                                 /s/  Ernst & Young LLP


Chicago, Illinois
September 22, 2000